Exhibit 99.1

    Greatbatch Announces Completion of Enpath Medical Acquisition

    CLARENCE, N.Y.--(BUSINESS WIRE)--June 18, 2007--Greatbatch, Inc. (NYSE: GB) announced today that it has successfully completed its previously announced acquisition of Enpath Medical, Inc.

    Greatbatch's acquisition of Enpath Medical was structured as a cash tender offer for the outstanding shares of Enpath Medical followed by the merger of a Greatbatch acquisition subsidiary with and into Enpath Medical, resulting in Enpath Medical becoming a wholly owned, indirect subsidiary of Greatbatch. In the merger, outstanding Enpath Medical shares not tendered in the tender offer were converted into the right to receive $14.38 per share, in cash, without interest and less any required withholding taxes.

    About Greatbatch

   Greatbatch, Inc. is a leading developer and manufacturer of critical components used in implantable medical devices and other technically demanding applications.

    About Enpath Medical

    Enpath Medical, Inc., headquartered in Plymouth, Minnesota, is a leader in the design, development, manufacture and marketing of percutaneous delivery systems and stimulation leads technologies. Its proprietary products include venous vessel introducers, articulating and fixed curve delivery catheters, epicardial and endocardial stimulation leads, and other products for use in pacemaker, defibrillator, catheter and infusion port procedures as well as neuromodulation markets. Its products, which are primarily finished goods, are sold worldwide through partnering relationships with other medical device companies.

    CONTACT: Greatbatch, Inc.
             Anthony Borowicz
             Treasurer and Director, Investor Relations
             716-759-5809
             tborowicz@greatbatch.com